Exhibit 99.1

September 24, 2026

EOG Resources Announces Ann Janssen’s Retirement and Jeff Hibbard as Next CFO

HOUSTON – EOG Resources, Inc. (EOG) today announced that Ann D. Janssen has elected to retire from EOG. The Board of Directors has appointed Jeffrey W. “Jeff” Hibbard to succeed Janssen as Executive Vice President and Chief Financial Officer, effective January 1, 2027. Janssen will continue serving as an advisor to allow for the transition of her responsibilities prior to retirement in 2027.

“Throughout her career, Ann has led by example, setting the standard for capital discipline, financial integrity, and a rigorous approach to accounting and financial reporting,” said Ezra Y. Yacob, Chairman and Chief Executive Officer. “As CFO, Ann championed the flexibility, value, and competitive advantage provided by a pristine balance sheet cementing EOG’s financial foundation. I’m grateful for the incredible team Ann has built here at EOG and to retain her counsel as an advisor while she transitions to a well-deserved retirement.”

Ann Janssen has worked at EOG for more than 30 years after joining a predecessor company in 1995. She has served as EOG’s Executive Vice President and Chief Financial Officer since January 2024. She previously served as Senior Vice President and Chief Accounting Officer following several roles leading the accounting, financial reporting and planning, and treasury functions at EOG.

“Jeff has been an invaluable addition to our finance organization, and I’m excited about EOG’s future under his leadership,” said Yacob. “Jeff’s deep understanding of the business, developed over two decades serving the oil and gas industry, combined with the same commitment to capital discipline that Ann instilled, makes him the right choice to guide EOG’s financial strategy.”

Jeff Hibbard has served as EOG’s Senior Vice President, Finance since joining EOG in August 2025. Before joining EOG, Hibbard worked for Morgan Stanley for more than 20 years, in various investment banking roles of increasing responsibility, and most recently served as a Managing Director in Morgan Stanley’s Global Energy Group.

About EOG

EOG Resources, Inc. (NYSE: EOG) is one of the largest crude oil and natural gas exploration and production companies in the United States with proved reserves in the United States and Trinidad. To learn more visit www.eogresources.com.

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